EXHIBIT 10.14

[COMSYS Letterhead]

January 24, 2005

Tom Stafford

3111 Old Barn Road

Charlotte, NC 28270

Re:    Separation and Release Agreement

Dear Tom:

This letter sets forth the Separation and Release Agreement (the “Agreement”) we have entered into with respect to your separation from COMSYS IT Partners, Inc., f/k/a Venturi Partners, Inc. (“Venturi”). The terms and conditions will be as follows:

(A)	As used in the Agreement, the term “Venturi” shall mean Venturi Partners, Inc., its past and present corporate parents, affiliates, subsidiaries and employee benefit plans, and their respective past, present and future officers, directors, managers, employees, shareholders, attorneys, agents, administrators, representatives, subsidiaries, affiliates, successors, predecessors, and assigns (in their individual and representative capacities).

(B)	This Agreement shall supersede and replace all prior agreements and understandings, written and oral, between you and Venturi governing the terms and conditions of your employment with Venturi, including, but not limited to: the Employment Agreement dated as of July 24, 2003, between you and Personnel Group of America, Inc. (your “Employment Agreement”), which is hereby terminated, and the Incentive Stock Option Agreement, which is hereby terminated; provided, however, that the post-termination obligations set forth in Sections 8 and 10 of your Employment Agreement shall survive its termination; and, provided further that Section 7(b) of your Employment Agreement as it relates to the 2004 Performance Bonus and Section 7(d) of your Employment Agreement as it relates to the vesting of your stock options shall survive its termination; and, provided further that the provision contained in your Incentive Stock Option Agreement concerning the exercise of your vested stock options following the termination of your employment shall survive its termination.

(C)	Your employment with Venturi terminated effective as of December 29, 2004 (the “Termination Date”), and you hereby resign your position as Vice President effective the Termination Date.

(D)	Conditioned upon your compliance with all terms and conditions of this Agreement and provided that you do not revoke this Agreement pursuant to paragraph 4(f) below, you shall be entitled to receive the benefits and/or payments set forth in this Agreement.

1. INTRODUCTION. This is an important document. As a result, you are encouraged to discuss this Agreement with an attorney. In any event, you should thoroughly review and understand the effect of this Agreement before acting on it. Therefore, please carefully read this document before you reach your decision.

2. RELEASE. In consideration for the promises made by Venturi in this Agreement, you and your personal representatives, agents, heirs and assigns, forever release and forever discharge Venturi from: all claims, whether known or unknown, whether brought by you or through a suit brought by any third party on your behalf, which you had, now have or may have against Venturi relating to or arising out of your separation from employment, association, or transactions with Venturi, or otherwise, from the beginning of time through the date this Agreement is signed by you, including but not limited to any alleged violation of Title VII of the Civil Rights Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans With Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Fair Labor Standards Act, as amended; Section 1981 of the Civil Rights Act of 1866; the Older Workers Benefit Protection Act of 1974; the Family and Medical Leave Act of 1993; any other federal, state, or local civil or human rights law, any other local, state or federal law, executive order, rule, regulation or ordinance; any public policy, tort, breach of implied or express contract or common law claims; and any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters. This release specifically includes the release and waiver of all claims and causes of action that could be asserted by you under your Employment Agreement. You understand that you are releasing claims that you may not know about, even though you recognize that some or all of the facts you currently believe to be true are untrue and even though you might then regret having signed this Agreement. You expressly waive all rights you might have under any law that is intended to protect you from waiving unknown claims. You understand that the release of claims described in this paragraph 2 precludes you from bringing any claim or action against Venturi except to enforce this Agreement or challenge the validity of the waiver of ADEA claims.

3. CONSIDERATION.

3.1 In consideration of your obligations under this Agreement, including, but not limited to your release of claims under the Age Discrimination in Employment Act of 1967, as amended, Venturi shall pay you Five Thousand Four Hundred Sixteen Dollars and sixty-seven cents ($5,416.67) (the “Initial Payment”), payable on or by the second normal payroll date following the Review Period. As additional consideration for your obligations under this Agreement, and your continued compliance with your post-termination obligations contained in your Employment Agreement, Venturi shall pay you Five Thousand Four Hundred Sixteen Dollars and sixty-seven cents ($5,416.67) semi-monthly (the “Additional Payments”). These semi-monthly Additional Payments shall commence on the first normal payroll date following payment of the Initial Payment, and shall cease upon the earlier of (i) payment by Venturi of an aggregate gross amount (including the Initial Payment and the Additional Payments) of Sixty Five Thousand Dollars ($65,000) or (ii) any violation of Section 8 of your Employment Agreement or any other breach of any of the terms of this Agreement. As additional consideration for your obligations under this Agreement, Venturi shall pay you the lump sum amount of Thirty Two Thousand Five Hundred

Dollars ($32,500) (the “Retention Payment”), which will be paid on the second payroll date following the Review period.

3.2 All payments made pursuant to paragraph 3.1 will be subject to legally-required withholdings. You understand and acknowledge that to the extent you are entitled to severance pay and/or vacation leave, and any other compensation as required by Venturi’s policy, under any agreement (including, but not limited to the letter agreement between you and Venturi, dated August 25, 2004) or understanding between you and Venturi, and/or pursuant to federal or state law, those amounts are included as part of the total amount you are being paid for signing this Agreement.

3.3 For a period of twelve (12) months following termination of your employment, you and your spouse and dependents shall be entitled to continue to be covered by all group medical insurance arrangements in which you were a participant as of the Termination Date, at the same coverage level and on the same terms and conditions which apply to then active employees of the company, until you commence a new employment or otherwise obtain coverage under another group medical plan, which coverage does not contain any pre-existing condition exclusions or limitations. At the termination of the benefits coverage under the preceding sentence, you and your spouse and dependents will be entitled to obtain, at your sole cost and expense, continuation coverage pursuant to Section 4980B of the Internal revenue Code of 1986, as amended, and under any other applicable law, to the extent required by such laws, as if you had terminated employment with Venturi on the date such benefits coverage terminates. You agree to cooperate with Venturi in discharging its obligations hereunder and, in that connection, to execute any required forms or applications, and to submit required underwriting information, should they be required by any insurer hereunder.

3.4 Venturi agrees to reimburse you for any reasonable business expenses incurred prior to your Termination Date in accordance with Venturi’s policies and submitted no later than forty-five (45) days from your Termination Date.

4. You acknowledge that the terms of this Agreement fully comply with the Older Workers’ Benefits Protection Act of 1990, and that said terms therefore are final and binding. Specifically you acknowledge, warrant and represent that:

(a) The terms of the Agreement are not only understandable, but they are fully understood by you;

(b) This Agreement specifically refers to your rights and claims under the Federal Age Discrimination in Employment Act, as well as state and local law prohibiting age discrimination, and you understand that such rights and claims are irrevocably being waived by you;

(c) The consideration received in this Agreement is adequate to make it final and binding, and said consideration is, on the whole, greater than the payments and benefits to which you would otherwise have been entitled to as a former employee of Venturi;

(d) You have been advised, both orally and by this writing, of your right to consult with an attorney before entering into this Agreement, and you have exercised such right or expressly chosen, on your own volition, not to exercise such right;

(e) You have been given adequate time, at least twenty-one (21) days if you so desire, to consider this Agreement; and

(f) You may revoke your release of claims under this Agreement up to seven (7) days after execution of this Agreement (the “Review Period”), following which time your release of such claims shall be final and binding. The payment by Venturi recited in paragraph 3 above shall not be made until after the passing of the Review Period.

Rights or claims under the Age Discrimination and Employment Act that may arise after the date this Agreement is executed, are not waived.

5. You hereby represent that you have not waived, and you further agree that hereafter you shall not waive on behalf of Venturi any privileges or confidences that Venturi may have with respect to any information or communication imparted to you, including but not limited to communications with attorneys.

6. To the extent not prohibited by law, you agree that you shall not assist, encourage or promote any litigation or investigation by any private individual or entity against Venturi or against any current or former Venturi employee. You agree that you shall not discuss any facts arising out of or related to your employment or anyone else’s employment with Venturi or any facts concerning Venturi’s business and business practices with private parties adverse to Venturi or their counsel, except by way of deposition or trial testimony. The foregoing shall not be deemed to prohibit you from responding to, or complying with, any valid subpoena served on you. In the event that you are required by law, court order, or subpoena to make any disclosure concerning this Agreement or any facts arising out of or related to your employment or anyone else’s employment with Venturi or facts concerning Venturi’s business or business practices, you shall promptly notify Venturi of the request for information so as to afford Venturi sufficient opportunity to protect and/or enforce the confidentiality provisions of this Agreement. Notice shall be given immediately upon receipt of such an inquiry to Comsys Information Technology Services, Inc.’s General Counsel, Margaret G. Reed, at 4400 Post Oak Parkway, Suite 1800, Houston, Texas 77027. You represent that no communications that would be prohibited by this Agreement, had they occurred after the date of its execution, were made prior to the signing of this Agreement.

7. For a period of two (2) years following execution of this Agreement, you agree to furnish Venturi with such cooperation as it may reasonably request in the investigation, defense or prosecution of any potential or actual claim, charge, or suit by or against Venturi, or in the ongoing operation of Venturi. Venturi agrees to reimburse you for reasonable travel expenses (including transportation, meals and lodging) you may incur in providing such cooperation. As used herein, the term “cooperation” shall mean:

(a)	making yourself available from time to time for meetings with counsel to Venturi or management of Venturi;

(b)	making yourself available for depositions and trial testimony upon the request of counsel for Venturi; and

(c)	executing those documents and affidavits requested from time to time by counsel for Venturi.

8. You covenant not to disparage Venturi or make any statements calculated to be derogatory or harmful concerning Venturi or any of its officers, employees or directors, or to take any action calculated to be harmful to the business or affairs of Venturi. Venturi shall follow its standard policy in responding to any requests for references, i.e., Venturi will confirm dates of employment and position held.

9. You covenant that you have not taken any actions, or omitted to take action, or engaged in any conduct while employed by Venturi which would be a violation of Venturi’s policies and procedures or which would result in any claims giving rise to liability or legal exposure to Venturi.

10. You covenant that you have returned to Venturi all documents, reports, files, memoranda, and records, credit cards, card key passes, door and file keys, computer access codes, software, computer equipment, “Confidential Information” as described in your Employment Agreement, and other physical or personal property which you received or prepared or helped to prepare in connection with your employment and which you have in your possession or control (collectively, “Venturi’s Property”). You represent that you have not retained and will not retain any copies, duplicates, reproductions or excerpts thereof.

11. You hereby reaffirm your intention to comply with your post-termination obligations contained in your Employment Agreement.

12. You agree that this Agreement may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement. However, you further agree that the fact that you and Venturi have reached this Agreement, specifically including, but not limited to, the amount or general magnitude of the monetary payment hereunder, will be treated as a strictly confidential matter between the parties, and will not be released to any other person whomsoever, nor to the news media, communicated to any future, current or former employee of Venturi, except as may be necessary to communicate needed information to your accountant, tax advisor, lawyer, or spouse, or under Court direction or order.

13. The terms and conditions of this Agreement are a compromise and settlement of disputed and potentially disputed claims, the validity, sufficiency, existence or occurrence of which are expressly denied by Venturi. It is understood and agreed by the parties hereto that this Agreement does not constitute, and shall not be construed as, an admission by Venturi of any breach of contract or other violation of any right of yours, or any harm to you of any kind whatsoever, or of any federal, state or local statute, law, ordinance, or regulation. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings, written and oral, between the parties hereto pertaining to the subject matter hereof.

No modification, amendment or waiver of any provision of this Agreement shall be effective against a party hereto unless such modification, amendment or waiver is approved in writing by you and the General Counsel of Venturi.

14. The parties hereto affirm that the only consideration for their execution of this Agreement are the terms stated herein, that no other promise or agreements of any kind have been made to or with them by any person or entity whomsoever to cause them to execute this Agreement, and that they fully understand the meaning and intent of this Agreement, including, but not limited to, its final and binding effect.

15. The parties hereto expressly warrant and represent and do hereby state and represent that no promise or agreement which is not herein expressed has been made in executing this release, and that no party is relying upon any statement or representation of any agent of the other party being released hereby.

16. THIS AGREEMENT IS MADE AND ENTERED INTO IN THE STATE OF TEXAS, AND SHALL IN ALL RESPECTS BE INTERPRETED, ENFORCED AND GOVERNED UNDER THE LAWS OF THE STATE OF TEXAS INCLUDING ITS CHOICE OF LAW RULES. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against either of the parties.

17. If, for any reason, any part of this Agreement is declared invalid, such decision shall not affect the validity of the remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portions thereof eliminated. It is hereby declared the intention of the parties that they would have executed the remaining portion of this Agreement without including any such part, parts, or portions that may, for any reason, be hereafter declared invalid.

18. You and Venturi understand and agree that this Agreement shall be binding upon you and your heirs, administrators, representatives, executors and assigns, and binding upon Venturi and its successors in interest and assigns and its enforceability shall not be challenged.

19. It is understood and agreed that this Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes.

20. YOU HEREBY ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT AND THAT YOU UNDERSTAND ALL OF ITS TERMS AND EXECUTE IT VOLUNTARILY WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THE CONSEQUENCES THEREOF. FURTHER, YOU ACKNOWLEDGE THAT YOU HAVE HAD AN ADEQUATE OPPORTUNITY TO REVIEW AND CONSIDER THE TERMS OF THIS AGREEMENT, INCLUDING, AT YOUR DISCRETION, THE RIGHT TO DISCUSS THIS DOCUMENT WITH LEGAL COUNSEL OF YOUR CHOICE. FINALLY, YOU HEREBY ACKNOWLEDGE THAT YOU INTEND TO GRANT TO VENTURI A FULL AND FINAL RELEASE AS SET FORTH HEREIN.

Please indicate your agreement by signing in the space provided below.

Very truly yours,

/s/ TERRY V. BELL

Terry V. Bell

Vice President, Human Resources

COMSYS Information Technology Services, Inc.

15455 N. Dallas Parkway, Suite 300

Addison, Texas 75001

Accepted and Agreed:

/s/ THOMAS E. STAFFORD	1-26-05
Tom Stafford	Date

Accepted and Agreed:

COMSYS IT Partners, Inc.

/s/ JODY TUSA	2-17-05
Jody Tusa, Senior Vice President	Date